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                                                                   Exhibit 10.61

                           ASSET PURCHASE AGREEMENT

        ASSET PURCHASE AGREEMENT, dated as of February 29, 1996, by and among The NextHealth Institute, Inc., an Arizona corporation ("Purchaser"), and Hilton Head Health Institute, Inc. ("HHHI"), and certain individuals who are the sole shareholders of HHHI, Dr. Peter and Gabrielle Miller ("the Millers") (HHHI and the Millers collectively the "Seller").

                                 WITNESSETH:

        WHEREAS, HHHI is engaged in the business of providing professional, scientifically based programs of weight control, fitness, smoking cessation and stress management (the "Business");

WHEREAS, the Millers own certain real property which is leased to HHHI for use in the Business;

WHEREAS, Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from HHHI, the Business, including, without limitation, all right, title and interest of HHHI in and to certain properties and assets of the Business, and in connection therewith the Purchaser is willing to assume certain liabilities of HHHI relating thereto, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Millers desire HHHI to sell the Business and certain real property used in the Business to the Purchaser.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser, HHHI and the Millers hereby agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

        SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

        "Acquisition Documents" means this Agreement, the Ancillary Agreements, the Closing Date Balance Sheet, the Financial Statements and any certificate, report or other document delivered pursuant to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

        "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

        NOTE: THIS AGREEMENT IS SUBJECT TO ARBITRATION IN ACCORDANCE WITH THE SOUTH CAROLINA UNIFORM ARBITRATION ACT

        "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

        "Agreement" or "this Agreement" means this Asset Purchase Agreement, by and among HHHI, the Millers and the Purchaser (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 8.09.


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        "Ancillary Agreements" means the Bills of Sale, or other conveyance documents, the Assumption Agreements, the Employment and Covenant Not to Compete, the Lease Agreement, the Guarantee Agreement and any and all other documents required by the terms of this Agreement.

        "Assets" means those assets specified in Section 2.01(a).

        "Assumed Liabilities" has the meaning specified in Section 2.02(a).

        "Assumption Agreements" means the Assignment and Assumption Agreements to be executed by the Purchaser and HHHI and by the Purchaser and the Millers, and any other necessary parties, respectively, on or before the Closing Date substantially in the form of Exhibit 2.02(a).

        "Bill of Sale" means the Bill of Sale and Assignment to be executed by HHHI on or before the Closing Date substantially in the form of Exhibit 2.01(c).

        "Business" has the meaning specified in the recitals to this Agreement.

        "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Arizona.

        "Closing" has the meaning specified in Section 2.04.

        "Closing Date" means on or before February 29, 1996, or any later mutually agreed upon date.

        "Closing Date Balance Sheet" has the meaning specified in Section
2.03(d).

        "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

        "Consents" means those authorizations, consents, waivers, orders, approvals and clearances of any entity or Persons which are necessary for the assignment and transfer to the Purchaser of the Material Contracts and all other notes, bonds, mortgages, contracts, agreements, leases, subleases, licenses, permits, authorizations, franchises, other instruments or other rights relating to the Business or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements where the approval of any other Person may be required.

        "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

        "Designated Officers" means the officers of HHHI.

        "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

        "Employment Agreement" means the Employment Agreement to be executed by Peter M. Miller, Ph.D. and Purchaser on or before the Closing Date substantially in the form of Exhibit 2.03(c)i.

        "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

        "Environmental" means matters related to surface waters, groundwaters, soil, subsurface strata and ambient air.

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        "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit (hereinafter "Claims"), whether asserted before or after the date hereof, including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and
(b) any and an Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

        "Environmental Laws" means any Law now in effect and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials.

        "Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

        "ERISA" has the meaning specified in Section 3.22.

        "Excluded Assets" has the meaning specified in Section 2.01(b).

        "Excluded Liabilities" has the meaning specified in Section 2.02(b).

        "Financial Statements" has the meaning specified in Section 3.07(a).

        "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

        "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        "Hazardous Materials" means (a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants, " or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance exposure to which is regulated by any Governmental Authority.

        "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all indebtedness of others referred to in clauses (a) through

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(f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement
(1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (4) otherwise to assure a creditor against loss, and
(h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

        "Indemnified Party" has the meaning specified in Section 7.02(a).

        "Inventories" means all inventory, merchandise, finished goods, raw materials, packaging, supplies and any other personal property related to the Business, maintained, held or stored by or for either Seller on the Closing Date and any prepaid deposits for any of the same.

        "IRS" means the Internal Revenue Service of the United States.

        "Joint Venture" means an association of two or more Persons to carry on a specified business for profit, including the contribution of capital to, and the sharing of profits and losses from, the venture.

        "Knowledge" means actual knowledge of a Person.

        "HHHI Financial Statements" has the meaning specified in Section
3.07(a).

        "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, decree, requirement or rule of common law.

        "Leased Real Property" means the real property leased by HHHI, as tenant, together with, to the extent leased by HHHI, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of HHHI attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

        "Liabilities" means any all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

        "Loss" has the meaning specified in Section 7.02(a).

        "Material Adverse Effect" means any circumstance, change in, or effect on, the Business or HHHI that, individually or in the aggregate with any other circumstances, changes in, or effects on, HHHI or the Business, which: (a) is materially adverse to the business, operations, financial condition, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business or (b) could materially adversely affect the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted by HHHI.

        "Material Consents" means those Consents which, if not delivered at the Closing, would preclude the conduct of the Business or have a Material Adverse Effect on the operation of the Business by the Purchaser.

        "Material Contracts" has the meaning specified in Section 3.15(a).

        "Millers' Real Property" means real property owned by the Millers and leased to HHHI and used in HHHI's business.

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        "Non-Competition Agreement" means the Non-Competition Agreement to be executed by the Millers and Purchaser on or before the Closing Date substantially in the form of Exhibit 1.0(e).

        "Non-Material Consents" means all Consents other than the Material Consents.

        "Permits" has the meaning specified in Section 3.14(a).

        "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) all exceptions to title disclosed in the preliminary title report issued by Chicago Title Insurance Company, Policy Number 08484-008-00-96LWB, or its agent, and that are accepted by the Purchaser.

        "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

        "Plan" and "Plans" have the meanings specified in Section 3.22.

        "Purchase Price" has the meaning specified in Section 2.03.

        "Purchase Price Bank Account" means a HHHI bank account in the United States designated by HHHI in a written notice to the Purchaser at least two Business Days before the Closing.r

        "Purchaser" has the meaning specified in the introductory paragraph of this Agreement.

        "Real Property" means the Leased Real Property.

        "Receivables" means any and all contracts, receivables, notes and other amounts receivable from third parties, including, without limitation, customers and employees arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course and whether or not billed to the third parties before the Closing Date, together with any unpaid financing charges accrued thereon.

        "Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

        "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land, water or air or otherwise entering into the Environment.

        "Seller" has the meaning specified in the introductory paragraph of this Agreement.


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        "Seller Intellectual Property" has the meaning specified in Section
3.16.

        "Sellers' Accountants" means Jim Legg.

        "Tangible Personal Property" has the meaning specified in Section
3.18(a).

        "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, minimum, alternative minimum, estimated, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

        "Third Party Claims" has the meaning specified in Section 7.02(d).

        "U.S. GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

                                  ARTICLE II

                              PURCHASE AND SALE

        SECTION 2.01  Assets to Be Sold.

        (a) On the terms and subject to the conditions of this Agreement, HHHI shall, on the Closing Date, sell, assign, transfer, convey and deliver to the Purchaser or cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, and the Purchaser shall purchase from HHHI, all the assets, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, directly or indirectly owned by HHHI or to which HHHI is directly or indirectly entitled and, in any case, belonging to or used or intended to be used in the Business, other than the Excluded Assets, including, without limitation, the following:

            (i) the Business as a going concern;

           (ii) the goodwill, if any, of HHHI relating to the Business;

          (iii) all rights of HHHI as tenants in respect of the Leased Real Property;

           (iv) all the right, title and interest of HHHI in furniture, fixtures, equipment, machinery and other tangible personal property used or held for use by HHHI at the locations at which the Business is conducted, or otherwise owned or held by HHHI at the Closing Date for use in the conduct of the Business and not otherwise included in clauses (iii) and (iv) above;

           (v) all vehicles and rolling stock;

           (vi)    all Inventories;

           (vii)   all Receivables;

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        (viii)  all bank accounts (other than the Purchase Price Bank Account), books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and computer software and programs and any rights thereto owned, associated with or employed by HHHI or used in, or relating to, the Business at the Closing Date, other than organization documents, minutes and stock record books and the corporate seal(s) of the Seller;

        (ix) all the right, title and interest of HHHI in, to and under the Seller Intellectual Property including, without limitation, the name "Hilton Head Health Institute" or "HHHI";

        (x) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), pertaining to, arising out of, and inuring to the benefit of HHHI;

        (xi) all sales and promotional literature, customer lists and other sales-related materials owned, used, associated with or employed by HHHI at the Closing Date;

        (xii) to the extent transferable all rights of HHHI under all contracts, licenses, sublicenses, agreements, leases, commitments, and sales and purchase orders, and under all commitments, bids and offers;

        (xiii) all municipal, state, federal and international franchises, permits, licenses, agreements, waivers and authorizations held or used by HHHI in connection with, or required for, the Business, to the extent transferable, and all experience rating accounts for unemployment and worker's compensation insurance, to the extent transferable; and

        (xiv) all the right, title and interest of HHHI on the Closing Date in, to and under all other assets, rights and claims of every kind and nature used or intended to be used in the operation of, or residing with, the Business.

        (b) The Assets shall exclude the following assets owned by the Seller (the "Excluded Assets"):

        (i) the Purchase Price Bank Account;

        (ii) all rights and obligations of HHHI under this Agreement and the Ancillary Agreements;

        (iii)   the stock issued and outstanding of HHHI;

        (iv) any Shareholder Agreement and all rights of HHHI under any Shareholder's Agreement.

      (v) the Note receivable from Jim Legg to HHHI.

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        SECTION 2.02  Assumption and Exclusion of Liabilities.

        (a) On the terms and subject to the conditions of this Agreement, the Purchaser shall, on the Closing Date, assume and shall pay, perform and discharge when due all Liabilities of HHHI at the Closing Date arising out of or relating to the Business, whether accrued or arising before or after the Closing, including, without limitation, Liabilities related to or arising out of Material Contracts assumed by the Purchaser and Liabilities related to or arising out of any product, service, project or warranty, except for the Excluded Liabilities (the "Assumed Liabilities").

        (b) HHHI shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, the following respective Liabilities of each such Seller as of the Closing Date (the "Excluded Liabilities"):

        (i) any Taxes now or hereafter owed by HHHI or any Affiliate of HHHI, or attributable to the Assets or the Business, relating to any period, or any portion of any period, ending on or prior to the Closing Date, other than to the extent adequate Tax reserves or accruals shall have been reflected on the Closing Date Balance Sheet;

        (ii)    any Liabilities relating to or arising out of the Excluded
Assets;

        (iii) any Liabilities of the Millers or HHHI between or among each other or their respective Affiliates;

        (iv)    any Liabilities for Environmental Claims;

        (v) any Liabilities imposed under Title IV, Subtitle E of ERISA on account of the cessation of the obligation of either Seller to contribute to any multiemployer pension plans;

        (vi) any Liabilities not disclosed in the Disclosure Schedule or for which adequate reserves or accruals are not reflected on the Closing Date Balance Sheet, but only to the extent such Liabilities exceed the reserves and accruals therefor set forth on the Closing Date Balance Sheet; and

        (vii) those Liabilities disclosed in the Disclosure Schedule which the Sellers and Purchaser have identified in the Disclosure Schedule as nevertheless being Excluded Liabilities.

        SECTION 2.03  Purchase Price.

        (a) The purchase price for the Assets shall be $200,000.00 subject to any adjustment required by the provisions of sub-paragraph (d) below. $125,000.00 of the Purchase Price shall be payable at the Closing by the Purchaser in immediately available funds to the Purchase Price Bank Account, or will be distributed in accordance with any other written instructions provided to Purchaser by HHHI. The remaining balance of the Purchase Price ($75,000.00) shall be paid to HHHI or its assignee or designee one year after the Closing Date, subject to the terms of the Purchase Money Note, Exhibit 2.03(a).

        (b) No later than ten (10) days prior to the Closing Date the Seller and the Purchaser shall prepare a balance sheet and income statement of HHHI as of January 31, 1996. The January 31, 1996 balance sheet of HHHI is referred to as the "Closing Date Balance Sheet," Exhibit 2.03(b). The Closing Date Balance Sheet shall fairly and accurately state the financial condition of HHHI. If the net worth (total assets minus total liabilities excluding the "Excluded Assets" and "Excluded Liabilities") of HHHI as reflected on the Closing Date Balance Sheet is $-250,000 or more, there shall be no adjustment to the Purchase Price. If the net worth of HHHI as reflected on the Closing Date Balance Sheet is less than $-250,000, the Purchase Price shall be reduced on a dollar-for-dollar basis by the amount that the net worth of the Sellers is less than $-250,000. The parties agree that for purposes of any adjustment contemplated by this Section, the determination of HHHI's net worth based on the Closing Date Balance Sheet shall be conclusive and binding on the parties.

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        SECTION 2.04  Purchase of the Miller's Real Property.  In addition to the foregoing, Purchaser agrees to purchase and Millers agree to sell the Millers' Real Property pursuant to the following terms and conditions:

        (a) Real Property. The Miller's Real Property is defined on Exhibit 2.04(a) attached hereto and incorporated herein. The transfer shall also include all furniture, fixtures and equipment owned by the Millers and used in connection with the Miller's Real Property.

        (b) Real Property Price. The purchase price for the Miller's Real Property ("Real Property Price") is to be determined by the parties as soon as practicable after execution of this Agreement. The purchase price will be based upon appraisals to be obtained. The Millers have an existing appraisal dated July 11, 1994, prepared by Dwight Olliff, MAI. A copy has been provided to Purchaser. The Millers have the option to commission Mr. Olliff to update said appraisal or to obtain a new appraisal from a qualified appraiser ("Appraisal #1"). Purchaser, upon receipt of Appraisal #1 may: (i) agree to accept said appraisal with the resulting appraised value utilized as the purchase price for the property, or (ii) decide to obtain a second appraisal from a qualified MAI appraiser, at its sole cost and expense. Such second appraisal ("Appraisal #2") must be ordered within 30 days from the date of delivery of Appraisal #1 to Purchaser and must be obtained by Purchaser within 60 days thereafter. Upon receipt of Appraisal #2, a copy shall be furnished to the Millers for review. In the event that Appraisal #2 reflects an appraised value 70% or less than Appraisal #1, then at Millers' sole option, a third appraisal may be obtained, with the cost of said third appraisal to be evenly divided between the parties. The resulting Real Property Price shall be the average of the two or three appraisals. It is important, therefore, that each appraisal have one resulting bottom line value even though it is recognized by the parties that different methodologies may be utilized by the appraiser to arrive at said appraised value. Once the Real Property Price has been determined, then the parties will proceed toward the next step in the closing process. Notwithstanding the foregoing, Purchaser's obligations to purchase the Real Property described herein are subject to the ultimate Real Property Price being at least 120% of the mortgage amount currently owing on the Real Property or else Purchaser's obligations under this Section 2.04 become voidable at Purchaser's sole discretion.

        (c) Timing. Closing will then occur within 30 days from the establishment of the Real Property Price unless otherwise extended by the parties. At closing the Millers shall be obligated to provide to Purchaser a general warranty deed, free and clear of all encumbrances, except those permitted encumbrances currently existing against the Miller's Real Property. The Millers shall also execute and deliver a bill of sale for any of the personal property and shall execute all normal and required documentation relating to such a real estate transaction.

        (d) Financing/Assumption. It is understood that the Miller's Real Property is currently subject to two existing long-term, secured debts as follows:

        (i) A first mortgage in favor of Nations Bank in the original principal sum of $1,100,000.00. The present balance of said mortgage is approximately $950,689.69.

        (ii) A second mortgage in favor of American Services Corporation of South Carolina in the original principal sum of $200,000.00 with a present principal balance of approximately $__________.

        The parties' mutual intent is to attempt to structure an assumption and/or refinancing of both mortgages by Purchaser amortized over 10 years for a term of not less than 4 years at prevailing market rates and conditions. Accordingly, upon execution of this Contract, the Millers will take steps to contact both NationsBank and American Services to request terms and conditions relating to such an assumption and/or refinancing. It is recognized by Purchaser that both loans do not allow for assumption and, therefore, the lenders' consent must be obtained. Purchaser agrees that it will cooperate in any reasonable request by said lenders with respect to financial information and qualification of Purchaser. Purchaser also acknowledges that rather than an assumption, a new substituted loan may be put into place by said lenders, and such a loan would be satisfactory, as long as the terms and conditions are consistent with prevailing market conditions. The Millers would also give consideration to transfer of the Real Property subject to said mortgage indebtednesses with continuing liability of the Millers on said indebtednesses so long as the lenders were aware of and consented to such a transfer.

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        (e) Balance of Real Property Price.  At the time of closing the total
Real Property Price as determined above, less the amount of mortgage assumption (or new mortgage financing obtained by Purchaser), shall result in a net amount due to the Millers. The Millers agree to finance this amount for a term ending four years from the Section 2.04 Closing Date. The amount financed shall be evidenced by a promissory note and secured by a second mortgage against the Miller's Real Property, a Security Agreement and Financing Statements, a Collateral Assignment of Leases, Rent and Profits relating to the Real Property and other normal, customary collateral documentation acceptable to the Millers. The financing shall provide for interest at the rate of 0% per annum with monthly payments amortized over ten years and a balloon payment calling for all remaining principal due and any accrued interest thereon due and payable on the fourth anniversary date of the Closing Date. In the event of a default under said financing documents, interest shall accrue at the rate of Nations Bank prime plus 2 percent.

        (f) Closing Costs. Closing costs for the Miller's Real Property shall be borne by each party in accordance with the customs in Beaufort County, South Carolina. As an example of such costs, the Millers shall be responsible for the state and local documentary stamp tax and all legal costs in connection with the preparation of the deed and other seller documents. The Millers shall also be responsible for preparing all of the purchase money financing documents. Purchaser shall be responsible for the Hilton Head Island transfer tax, if applicable, costs of any title insurance required, and the costs, if any, of the lenders relating to the assumption or substitute indebtedness.

        (g) Title Insurance/Survey. The Millers will provide to Purchaser a copy of the survey obtained for the Property dated December 31, 1993. Any updates requested by Purchaser or required by lenders shall be at Purchaser's expense. Immediately upon execution of this Agreement, the Millers will cause a title examination update to be done by its counsel, as an agent for Chicago Title Insurance Company, and a commitment issued in favor of Purchaser for the Miller's Real Property. This will be done at no cost to Purchaser. Ultimately, the premium for the owners and lender's policy, if required, shall be at Purchaser's expense.

        (h) Lease.   From the Closing date until the date of the Real Property
Closing, Purchaser will lease the Miller's Real Property from the Millers pursuant to a Lease Agreement which will provide for a base rental of $186,000.00 per year payable in monthly installments due on the first day of each month, together with any and all additional costs related to the Miller's Real Property such as taxes, insurance, repairs, maintenance, etc. In essence this shall be a "triple net" Lease. The Millers shall prepare such a Lease for execution by the parties substantially in conformity with Exhibit 2.04(h). The terms of the Lease shall be subject to the reasonable approval of Purchaser. This Lease shall terminate effective with the transfer of the Miller's Real Property by Millers to Purchaser.

        SECTION 2.04A Ancillary Agreements-Miller. In addition to the foregoing, Purchaser and Seller have agreed as follows:

        (a) In accordance with all applicable federal securities laws and regulations and the provisions of the 1992 NextHealth, Inc., Stock Option Plan, and pursuant to the terms of the Employment Agreement, 20,000 options to purchase NextHealth, Inc., stock will be issued to Peter M. Miller, Ph.D. at the market price on or before the Closing Date subject to a four year vesting schedule beginning upon the conclusion of the first year of Dr. Miller's employment with Purchaser, in conformity with Exhibit 2.04A(a), attached.

        (b) The Millers will execute an Employment Agreement and a Covenant Not to Compete with Purchaser, subject to the terms and conditions in substantially the same form as that contained in Exhibits 2.04A(b)i and 2.04A(b)ii, respectively.

        SECTION 2.05 Closing Deliveries by HHHI and the Millers. At the Closing, HHHI and the Millers, as the case may be, shall deliver or cause to be delivered to the Purchaser:

        (a) the Bills of Sale, substantially in conformity with Exhibit 2.05(a), certificates of title for all motor vehicles used in connection with the Business (duly endorsed for transfer to the Purchaser) and such other instruments, in form and substance satisfactory to the Purchaser, as may be requested by the Purchaser to transfer the Assets to the Purchaser or evidence such transfer on the public records;

        (b) executed counterparts of the Assumption Agreements;

        (c) a receipt for the Purchase Price less the balance due;

        (d) a certificate signed by the Millers and a Designated Officer of HHHI to the effect that the covenants and agreements contained in this Agreement to be complied with by HHHI and the Millers on or before the Closing have been complied with in all material respects;

        (e) true and complete copies, certified by a Designated Officer, of the resolutions duly and validly adopted by the Board of Directors of HHHI evidencing their authorization of the execution and delivery of this Agreement, the Ancillary Agreements and all other documents to be delivered hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby;

        (f) all original executed Material Consents and any Non-Material Consents obtained by HHHI prior to the Closing Date;

        (g) the legal opinion of Bethea, Jordan & Griffin, P. A., counsel to HHHI, addressed to the Purchaser and dated the Closing Date, substantially in the form of Exhibit 2.05(g);

        (h) an owner's policy of title insurance on the fee interests comprising part of the Assets in form and substance acceptable to the Purchaser in its sole and absolute discretion;

        (i) an incumbency certificate;

        (j) good standing certificates for HHHI from the Corporation Commission or Secretary of State of South Carolina (or other evidence of such good standing satisfactory to the Purchaser in its sole and absolute discretion), in each case accompanied by a certificate of a Designated Officer of HHHI, dated as of the Closing Date, stating that such good standing certificates are valid and in effect on the Closing Date;

        (k) Employment and Non-Competition Agreements from the Millers to the Purchaser; and

        (l) such other documents as the Purchaser may reasonably request.

        SECTION 2.06 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Millers and HHHI, as the case may be:

        (a) the Purchase Price less the any adjustment made in conformity with paragraph 2.03 (d) by cashier's check or other form of immediately available funds;

        (b) an executed counterpart of the Assumption Agreement;

        (c) true and complete copies, certified by a duly authorized officer of the Purchaser, of resolutions duly and validly adopted by the Purchaser evidencing its authorization of the execution and delivery of this Agreement, the Ancillary Agreements, a certificate of Purchaser's good standing with the Secretary of State of the State of Arizona, an executed purchase money note and lease agreement, and all other documents hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby;

        (d) the legal opinion of Hecker, Phillips & Zeeb, P.C., counsel to the Purchaser, addressed to the Millers and dated the Closing Date, substantially in the form of Exhibit 2.06(d):

        (e) such other documents as Seller may reasonably request.

                                 ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                           OF HHHI AND THE MILLERS

        As an inducement to the Purchaser to enter into this Agreement, HHHI and the Millers, jointly and severally, hereby makes the following representations and warranties to the Purchaser. All representations and warranties in this Article III are made by HHHI and the Millers to the best of their Knowledge.

        SECTION 3.01 Authority of the Millers. Each of the Millers has all legal capacity to enter into this Agreement and the Employment and Non-Competition Agreement, and to carry out his/her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Millers, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of each of them enforceable against them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effects of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). Upon its execution by the Millers, the Employment and Non-Competition Agreement will constitute a legal, valid and binding obligation of the Millers enforceable against the Millers in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effects of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

        SECTION 3.02 Organization, Authority and Qualification of HHHI. HHHI is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and has all necessary power and authority to own, operate or lease the properties and assets now owned or leased by them, to carry on the Business as it has been and is currently conducted, to enter into this Agreement and the Ancillary Agreements, to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. HHHI is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable (and all such jurisdictions are set forth in Section 3.02(a) of the Disclosure Schedule), except to the extent that the failure to be so licensed or qualified would not result in a Material Adverse Effect. True and correct copies of the Articles of Incorporation and Bylaws of HHHI, as in effect on the date hereof, have been delivered by HHHI to the Purchaser. The execution and delivery of this Agreement and the Ancillary Agreements by HHHI, the performance by HHHI of its obligations hereunder and thereunder and the consummation by HHHI of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of HHHI and its respective Shareholders. This Agreement has been, and upon their execution the Ancillary Agreements, will be duly executed and delivered by HHHI, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of HHHI enforceable against HHHI in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effects of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

        SECTION 3.03  Subsidiaries and Joint Ventures.

        (a) There are no other corporations, partnerships, joint ventures, associations or other entities in which HHHI or the Millers own, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same or which is controlled by either HHHI or the Millers directly or indirectly through one or more intermediaries engaged in the Business or any similar business or operation. Other than Millers' previously existing books, cassettes, etc., neither HHHI nor the Millers are a member of nor are any part of the Business conducted through any partnership, joint venture or similar arrangement.

        SECTION 3.04 Corporate Books and Records; Bank Accounts. To the knowledge of HHHI and the Millers, the minute books of HHHI contain accurate records of all meetings and accurately reflect all other actions taken by the Shareholders, Board of Directors and all committees of the Board of Directors of HHHI. To the knowledge of HHHI and the Millers, complete and accurate copies of all such minute books and of the stock register of HHHI have been made available by HHHI for inspection by the Purchaser. Section 3.04 of the Disclosure Schedule sets forth a true and complete list of all bank accounts maintained by HHHI, listing for each such account the identity and location of the bank, the account number and the general purpose of the account.

        SECTION 3.05 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by HHHI do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws (or similar organizational documents) of HHHI, (b) to the knowledge of HHHI and the Millers, conflict with or violate (or cause an event which could have a Material Adverse effect as a result of) any Law or Governmental Order applicable to HHHI or any of their respective assets, properties or businesses, or (c) except as set forth in Section 3.05 of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or approval under, or give to any other Person any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of HHHI pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, authorization, franchise or other instrument or arrangement to which HHHI is a party or by which any of such assets or properties are bound or affected.

        SECTION 3.06 Governmental Consents and Approvals. Except as set forth in Section 3.06 of the Disclosure Schedule, to the knowledge of HHHI and the Millers, the execution, delivery and performance of this Agreement and each Ancillary Agreement by HHHI and the Millers do not and will not require any consent, approval, authorization, waiver, clearance or other order of, action by, filing with or notification to, any Governmental Authority.

        SECTION 3.07  Financial Information; Books and Records.

        (a) True and complete copies of (i) the balance sheet of HHHI for each of the two fiscal years ended as of September 30, 1994, and September 30, 1995 and interim financial statements and the Closing Date Balance Sheet, and the related statement of operations, shareholders' equity and cash flows of HHHI, together with all related notes and schedules thereto, accompanied by the reports thereon of HHHI's Accountants (the "Financial Statements"), have been delivered by HHHI to the Purchaser. To the knowledge of HHHI and the Millers, the Financial Statements (i) were prepared in accordance with the books of account and other financial records of HHHI, (ii) present fairly the financial condition and results of operations of HHHI as of the dates thereof or for the periods covered thereby.

        (b) To the knowledge of HHHI and the Millers, the books of account and other financial records of HHHI: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein; (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies; and (iii) have been maintained in accordance with good business and accounting practices.

        SECTION 3.08 No Undisclosed Liabilities. There are no Liabilities of HHHI, other than Liabilities (i) reflected or reserved against on the Closing Date Balance Sheet, or (ii) disclosed in Section 3.08 of or elsewhere in the Disclosure Schedule. Reserves or accruals are reflected on the Closing Date Balance Sheet against all Liabilities of HHHI. For purposes of this Section 3.08, the term "Liabilities" shall not include (i) variances between the estimated and actual cost of, (ii) the amounts required to complete, or (iii) the estimated profitability of, a project; each as determined in good faith in accordance with the past practice of HHHI.

        SECTION 3.09 Receivables. Except as set forth in Section 3.09 of the Disclosure Schedule and any receivable which is an Excluded Asset, all Receivables reflected on the Closing Date Balance Sheet (subject to the reserve for bad debts, if any, reflected on the Closing Date Balance Sheet) are collectible and require only minimal follow-up action to provide cash in the ordinary course of HHHI businesses, and arise from an arm's length transaction between unrelated parties in the ordinary course of HHHI businesses.

        SECTION 3.10  Inventories.

        (a) Subject to amounts reserved therefor on the Closing Date Balance Sheet, the values at which all Inventories are carried on the Closing Date Balance Sheet reflect the historical inventory valuation policy of HHHI of stating such Inventories at cost. Except as set forth in Section 3.10(a) of the Disclosure Schedule, HHHI has good and marketable title to its respective Inventories free and clear of all Encumbrances. HHHI is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than in the ordinary course of the Business consistent with past practice.

        (b) To the knowledge of HHHI and the Millers, except as disclosed in
Section 3.10(b) of the Disclosure Schedule, the Inventories on the Closing Date Balance Sheet are in good and merchantable condition in all material respects, and are suitable and usable for the purposes for which they are intended.

        SECTION 3.11 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Closing Date Balance Sheet, except
(a) for the execution and delivery of this Agreement and the Ancillary Agreements and (b) as disclosed in Section 3.11 or elsewhere in the Disclosure Schedule, the Business has been conducted in all material respects in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in Section 3.11 of or elsewhere in the Disclosure Schedule, since the Closing Date Balance Sheet, neither HHHI nor the Millers has:

        (i) permitted or allowed any of the assets or properties (whether tangible or intangible) of HHHI to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

        (ii) except in the ordinary course of Business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current Liabilities reflected on the Disclosure Schedule and current Liabilities incurred in the ordinary course of Business consistent with past practice;

        (iii) written down or written up (or failed to write down or write up in accordance with U.S. GAAP) the value of any Inventories or Receivables or revalued any assets of HHHI other than in the ordinary course of business and in accordance with U.S. GAAP;

        (iv) made any change in any method of accounting or accounting practice or policy used by HHHI, other than such changes required by U.S. GAAP and disclosed in Section 3.11 of the Disclosure Schedule;

        (v) amended, terminated, canceled or compromised any material claims of HHHI or waived any other rights of substantial value to HHHI;

        (vi) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets (including, without limitation, real property, leasehold interests and intangible property), other than the sale of Inventories in the ordinary course of business consistent with past practice;

        (vii) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of HHHI;

        (viii) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of HHHI;

        (ix) made any capital expenditure or commitment for any capital expenditure in excess of $5,000 individually or $25,000 in the aggregate;

        (x) made any material changes in the customary methods of operations of HHHI or the Business;

        (xi) made any express or deemed election or settled or compromised any Liability with respect to Taxes of HHHI;

        (xii) incurred any Indebtedness in excess of $5,000 individually or $25,000 in the aggregate;

        (xiii) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person or entity;

        (xiv) failed to pay any creditor any amount owed to such creditor on a timely basis consistent with past practice, unless such amount is being contested in good faith by HHHI and is set forth in Section 3.11 of the Disclosure Schedule;

        (xv) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension, severance or other benefits payable by HHHI to any of its employees or consultants, including, without limitation, any increase or change pursuant to any Plan, or (B) established or increased or promised to increase any benefits under any Plan, in either case except as required by law or involving ordinary increases consistent with the past practice of HHHI;

        (xvi) entered into any contract, agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

        (xvii)  suffered any Material Adverse Effect;

        (xviii) except in the ordinary course of business consistent with past practices, entered into any contract, agreement, arrangement or transaction, written or oral, that contains either (A) consideration to be given or performed by HHHI of a value exceeding $25,000 or (B) a term exceeding one year; or

        (xix) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.11 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights with respect to any of the actions specified in this Section 3.11, except as expressly contemplated by this Agreement and the Ancillary Agreements.

        SECTION 3.12 Litigation. Except as set forth in Section 3.12 of the Disclosure Schedule (which, with respect to each Action disclosed therein, accurately and completely sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions by or against HHHI (or by or against any Affiliate thereof and relating to the Business or HHHI), or affecting any of the Assets or the Business, pending before any Governmental Authority or, to the knowledge of HHHI and the Millers, threatened to be brought by or before any Governmental Authority. None of the matters disclosed in Section 3.12 of the Disclosure Schedule has had or could have a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

        SECTION 3.13  Compliance with Laws.  Except as set forth in Section
3.13 of the Disclosure Schedule, to the knowledge of HHHI and the Millers, HHHI has conducted and continues to conduct the Business in accordance with all Laws and Governmental Orders applicable to HHHI or its properties or assets, including, without limitation, the Assets or the Business, and HHHI is not in violation of any such Law or Governmental Order, except where such noncompliance would not singly or in the aggregate have a Material Adverse Effect.

        SECTION 3.14 Environmental and Other Permits and Licenses; Related Matters.

        (a) Except as disclosed in Section 3.14(a) of the Disclosure Schedule, HHHI currently holds all the health and safety and other permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities (collectively, "Permits"), including, without limitation, Environmental Permits and contractors' licenses, necessary for the current use, occupancy and operation of each asset and property of HHHI, including, without limitation, the Assets, and the conduct of the Business except where the failure to have such Permit would not have a Material Adverse Effect, and all such Permits and Environmental Permits are in full force and effect. Section

3.14(a) of the Disclosure Schedule sets forth those Permits and Environmental Permits the absence of which would have a Material Adverse Effect. Except as disclosed in Section 3.14(a) of the Disclosure Schedule, there is no existing practice, action or activity of HHHI and no existing condition of the properties or assets of HHHI, including, without limitation, the Assets or the Business, which will give rise to any civil or criminal Liability under, or violate or prevent compliance with, any environmental, health or occupational safety or other applicable Law in effect as of the date hereof. Neither HHHI nor the Millers has received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit or Environmental Permit or providing written notice of violations under any Environmental Law. Except as disclosed in Section 3.14(a) of the Disclosure Schedule, HHHI is in all material respects in compliance with the Permits, all applicable Environmental Laws and the requirements of all Environmental Permits. Section 3.14(a) of the Disclosure Schedule identifies all Permits and Environmental Permits that are nontransferable or that will require the consent of any Governmental Authority in order to be transferred by the transactions contemplated by this Agreement.

        (b) Except as disclosed in Section 3.14(b) of the Disclosure, Schedule:
(i) Hazardous Materials have not been generated, used, treated, handled or stored on, or transpoiled to or from, or released on any Real Property; (ii) HHHI has disposed of all wastes, including those containing Hazardous Materials, in compliance with all applicable Environmental Laws and Environmental Permits; (iii) there are no past, pending or, to the knowledge of the Shareholders, threatened Environmental Claims against HHHI or any Real Property; and (iv) HHHI has not transported or arranged for the transportation of any Hazardous Materials to any inappropriate location.

        (c) Except as disclosed in Section 3.14(c) of the Disclosure Schedule, to the knowledge of the Millers, there are no circumstances with respect to any Real Property or any Asset or the operation of the Business which could reasonably be anticipated (i) to form the basis of an Environmental Claim against HHHI, any Asset or any Real Property, or (ii) to cause such Real Property or Asset to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law.

        (d) Except as disclosed in Section 3.14(d) of the Disclosure Schedule, there are not now and never have been any underground sewage tanks located on any Real Property.

        (e) Environmental Claims are Excluded Liabilities under this Agreement and the Purchaser shall be indemnified and held harmless in respect thereof, notwithstanding any disclosure by HHHI concerning Environmental matters in
Section 3.14 of the Disclosure Schedule or elsewhere in this Agreement.

        SECTION 3.15  Material Contracts.

        (a) Section 3.15(a) of the Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral and informal arrangements known to HHHI) of HHHI (such contracts and agreements, together with all contracts, agreements and leases concerning the management or operation of the Miller's Real Property listed or otherwise disclosed in
Section 3.15(a) of the Disclosure Schedule and all agreements relating to Seller Intellectual Property set forth in Section 3.16(a) of the Disclosure Schedule, all being "Material Contracts"). HHHI has, or has caused to be, delivered to the Purchaser correct and complete copies of all Material Contracts. Without limiting the generality of the foregoing, Material Contracts shall include:

        (i) each contract, agreement, invoice, purchase order and other arrangement, for the purchase of Inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to HHHI or otherwise related to the Business under the terms of which HHHI: (A) is likely to pay or otherwise give consideration of more than $2,500.00 in the aggregate during the twelve month period ending January 31, 1997, (B) is likely to pay or otherwise give consideration of more than $2,500.00 in the aggregate over the remaining term of such contract, or (C) cannot be cancelled by HHHI without penalty and without more than 30 days' notice;

        (ii) each contract, agreement, invoice, sales order and other arrangement, for the sale of Inventory or other personal property or for the furnishing of services by HHHI which: (A) is likely to involve consideration of more than $5,000 in the aggregate during the twelve month period ending January 31, 1997, (B) is likely to involve consideration of more than $5,000.00 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by HHHI without penalty and without more than 30 days' notice;

        (iii) all franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which HHHI is a party;

        (iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which HHHI is a party and which are not cancelable without penalty or further payment and without more than 30 days' notice;

        (v) all contracts and agreements relating to Indebtedness of HHHI;

        (vi) all contracts and agreements that limit the ability of HHHI to compete in any line of business or with any Person or in any geographic area or during any period of time;

        (vii) all contracts and agreements between or among HHHI and any Affiliate of HHHI;

        (viii) all contracts and agreements for providing benefits under any Plan;

        (ix) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to HHHI or the conduct of the Business, or the absence of which would have a Material Adverse Effect.

        For purposes of this Section 3.15 and Sections 3.17, 3.18 and 3.19, the term "lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

        (b) Except as disclosed in Section 3.15(b) of or elsewhere in the Disclosure Schedule, to the knowledge of HHHI and the Millers, each Material
Contract: (i) is valid and binding on the respective parties thereto and is in full force and effect, (ii) is freely and fully assignable to the Purchaser without penalty or other adverse consequences, and (iii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and with the Purchaser's cooperation, shall continue in full force and effect without penalty or other adverse consequence. HHHI has not received any notice that HHHI is in breach of, or default under, any Material Contract or that any event occurred or failed to occur which, with the giving of notice or passage of time or both, would constitute a breach of or default under, any Material Contract.

        (c) Except as disclosed in Section 3.15(c) of the Disclosure Schedule, to the knowledge of HHHI and the Millers, no other party to any Material Contract is in breach thereof or default thereunder in any material respect nor has any event occurred or failed to occur which, with the giving of the notice or passage of time or both, would constitute a material breach of or default under any Material Contract by any other party to any Material Contract.

        (d) Except as disclosed in Section 3.15(d) of the Disclosure Schedule, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of HHHI, including, without limitation, the Assets.

        SECTION 3.16 Intellectual Property Rights. Section 3.16 of the Disclosure Schedule lists, as of the date of this Agreement, (a) all material registrations and applications for registration of any of the material patents, patent rights, trademarks, service marks, trademark rights, trade names, trade name rights, and registered copyrights used by HHHI in the conduct of its business (collectively the "Seller Intellectual Property") and all licenses and other agreements relating to any of said items or to any of the Seller Intellectual property, and (b) all agreements relating to third party patents, trademarks, service marks, trade names, and registered copyrights (other than copyrights for computer software and related manuals or similar material) which HHHI is licensed or authorized to use except where the failure to be licensed or authorized would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.16 of the Disclosure Schedule, no action is pending based upon or challenging or seeking to deny or restrict the use by HHHI of any of the Seller Intellectual Property; nor, to the knowledge of HHHI and the Millers and the Management Shareholders, has any such action been threatened. Except as set forth in Section 3.16 of the Disclosure Schedule, HHHI is not aware of any third parties using any of the Seller Intellectual Property or any marks or names which are confusingly similar thereto.

        SECTION 3.17  Leased Real Property.

        (a) HHHI has no Leased Real Property except the property identified in the Disclosure Schedule as leased property, Section 3.17(a).

        SECTION 3.18  Tangible Personal Property.

        (a) Section 3.18 of the Disclosure Schedule lists each distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property (the "Tangible Personal Property") used in the Business or owned or leased by HHHI.

        (b) HHHI has or has caused to be delivered to the Purchaser correct and complete copies of all leases and subleases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of such leases and subleases:

        (i) to the knowledge of HHHI, such lease or sublease, together with all ancillary documents delivered pursuant to the first sentence of this
Section 3.18(b), is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective lessor and lessee with respect to such property;

        (ii) except as set forth in Section 3.18(b) of the Disclosure Schedule, to the knowledge of HHHI, upon execution by the Purchaser of all documents reasonably required by the lessor or sublessor, such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, nor will the consummation of the transactions contemplated hereby or thereby constitute a breach or default under such lease or sublease or otherwise give the lessor a right to terminate such lease or sublease;

        (iii) except as otherwise disclosed in Section 3.18(b) of the Disclosure Schedule, with respect to each such lease or sublease: (A) neither HHHI nor the Millers has received any notice of cancellation or termination under such lease or sublease and no lessor has any right of termination or cancellation under such lease or sublease except in connection with the default of HHHI thereunder, (B) neither HHHI nor the Millers has received any notice of a breach or default under such lease or sublease, which breach or default has not been cured, and (C) neither HHHI nor the Millers has granted to any other Person any rights, adverse or otherwise, under such lease or sublease; and

        (iv) neither HHHI nor the Millers nor any other party to such lease or sublease, is in breach or default in any material respect, and, to the knowledge of HHHI and the Millers, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease.

        (c) HHHI has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Tangible Personal Property on the terms and conditions therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

        SECTION 3.19  Assets.

        (a) Except as disclosed in Section 3.19(a) of the Disclosure Schedule, HHHI owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Seller Intellectual Property, the Miller's Real Property and the Tangible Personal Property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by HHHI, and, with respect to contract rights, HHHI is party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by HHHI in or relating to the conduct of the Business, all of which properties, assets and rights constitute Assets except for the Excluded Assets. HHHI has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except (i) as disclosed in Section 3.16, 3.17, 3.18 or 3.19(a) of the Disclosure Schedule; and (ii) Permitted Encumbrances.

        (b) The Assets and the Excluded Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business.

        (c) Except as set forth in Sections 3.15(b), 3.16, 3.17, 3.18, 3.19(a)
or 3.19(c) of the Disclosure Schedule: (i) HHHI has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Assets to the Purchaser without penalty or other adverse consequences; and (ii) following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the execution of the instruments of transfer contemplated hereby and thereby, the Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of HHHI in the Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, and without incurring any material penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

        SECTION 3.20 Trade Secrets. To the knowledge of HHHI and the Millers, HHHI is not in any way making an unlawful or wrongful use of any confidential information, customer lists or trade secrets of any third party, including without limitation any former employer of any present or past employee of HHHI.

        SECTION 3.21 Suppliers. Listed in Section 3.21 of the Disclosure Schedule are the names and addresses of the 15 most significant suppliers of raw materials, supplies, merchandise and other goods for HHHI during the twelve-month period ended December 31, 1995 and the amount for which each such supplier invoiced HHHI during such period. Except as disclosed in Section 3.21 of the Disclosure Schedule, neither HHHI nor the Millers has received any notice or has reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to HHHI at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Business, subject to general and customary price increases.

        SECTION 3.22 Employee Benefit Plans. Section 3.22 of the Disclosure Statement lists all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of HHHI (individually a "Plan" and collectively the "Plans") and HHHI has made available to the Purchaser correct and complete copies of each Plan and each material document prepared in connection with each Plan. Except as set forth in Section 3.22 of the Disclosure Schedule: (i) none of the Plans is a multiemployer plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) none of the Plans promises or provides retiree medical or life insurance benefits to any person; (iii) none of the Plans promises or provides severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 28OG of the Code; (iv) none of the Plans is or is required to be qualified under
Section 401(a) of the Code; (v) none of the Plans is subject to Title IV of ERISA; and (vi) HHHI has not incurred any liability under, and HHHI has complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such act.

        SECTION 3.23 Labor Matters. Except as disclosed in Section 3.23 of the Disclosure Schedule, no collective bargaining or other labor union contracts are applicable to persons employed by HHHI. Except as disclosed in
Section 3.23 of the Disclosure Schedule, there never has been, nor is there pending or threatened, a labor dispute, strike or work stoppage against HHHI. To the knowledge of HHHI, except as disclosed in Section 3.23 of the Disclosure Schedule, neither HHHI nor the Millers nor any of their respective representatives or employees, has committed any unfair labor practices in connection with the operation of HHHI. There is no pending or threatened charge or complaint against HHHI with the National Labor Relations Board or any comparable state, local or foreign agency. No representation question or written grievance or, to the knowledge of HHHI or the Millers, oral grievance is pending or threatened against HHHI in connection with the Business.

        SECTION 3.24 Taxes. HHHI has paid and discharged or has disclosed all Taxes shown as due on all federal, state, local and foreign tax returns and has paid all other Taxes as are due, other than such Taxes as are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with U.S. GAAP. All Taxes required to be withheld, collected or deposited by HHHI have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax authority. Neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the knowledge of HHHI, threatening to assert against HHHI any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith. HHHI has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign Tax. Except as disclosed on Section 3.24 of the Disclosure Schedule, there are no Tax liens on any Assets of HHHI or the Business. HHHI has not received notice of any proposed reassessments of any property owned or leased by HHHI or notice of any other proposals that could increase the amount of any Tax for which HHHI or the Business could be liable.

        SECTION 3.25 Insurance. Section 3.25 of the Disclosure Schedule lists each material insurance policy (including but not limited to policies providing property, casualty, liability, workers compensation, theft, omissions, marine cargo, machinery, bond and surety arrangements) to which HHHI is a party, named insured or otherwise the beneficiary of coverage. Each such policy is in full force and effect. Neither HHHI nor, to the knowledge of HHHI and the Millers, any other party to such a policy, is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notices), and to the knowledge of HHHI and the Millers no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination or modification of such policy.

        SECTION 3.26  Full Disclosure.

        (a) HHHI and the Millers are not aware of any facts pertaining to HHHI or the Business which could have a Material Adverse Effect and which have not been disclosed in the Disclosure Schedule or the Acquisition Documents or otherwise disclosed to the Purchaser by HHHI or the Millers in writing.

        (b) No representation or warranty of HHHI or the Millers, respectively, in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

        SECTION 3.27 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission or compensation in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HHHI or the Millers.

                                ARTICLE III A

                        REPRESENTATIONS AND WARRANTIES
                                OF THE MILLERS

        As an inducement to the Purchaser to enter into this Agreement, the Millers, with respect to themselves and not with respect to any other Person, hereby represent and warrant to the Purchaser as follows:

        SECTION 3.01A Authority of the Millers. The Millers have all legal capacity to enter into this Agreement and the Employment and Noncompetition Agreement, and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Employment and Noncompetition Agreement have been duly executed and delivered by the Millers, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement and the Employment and Noncompetition Agreement constitute legal, valid and binding obligations of the Millers enforceable against the Millers in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effects of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

                                  ARTICLE IV

                             REPRESENTATIONS AND
                         WARRANTIES OF THE PURCHASER

        As an inducement to HHHI and the Millers to enter into this Agreement, the Purchaser represents and warrants to HHHI and the Millers as follows:

        SECTION 4.01 Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has all requisite power and authority to enter into this Agreement and the Ancillary Agreements to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the Ancillary Agreements of the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and upon its execution the Ancillary Agreements will be, duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by HHHI and the Millers) this Agreement constitutes, and upon its execution the Ancillary Agreements will constitute, a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effects of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

        SECTION 4.02 No Conflict. Except as may result from any facts or circumstances relating solely to HHHI or the Millers, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of the Purchaser, (b) materially conflict with or materially violate any statute, law, rule, regulation or Governmental Order applicable to the Purchaser, or (c) conflict with, or result in any breach or default or other event which would have, or be reasonably likely to have, a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

        SECTION 4.03 Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

        SECTION 4.04 Compliance with Laws. To the knowledge of Purchaser, Purchaser has conducted and continues to conduct its business in accordance with all Laws and Governmental Orders applicable to its business or its properties or assets. The Purchaser is not in violation of any such Law or Governmental Order.

        SECTION 4.05 Trade Secrets. To the knowledge of Purchaser, Purchaser is not in any way making an unlawful or wrongful use of any confidential information, customer lists or trade secrets of any third party, including without limitation any former employer of any present or past employee of Purchaser.

        SECTION 4.06  Full Disclosure.

        (a) Purchaser is not aware of any facts pertaining to Purchaser which could have a Material Adverse Effect and which has not been disclosed to HHHI and the Millers.

        (b) No representation or warranty of Purchaser, respectively, in this Agreement, nor any statement or certificate furnished or to be furnished to HHHI or the Millers pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE V

                            ADDITIONAL AGREEMENTS

        SECTION 5.01  Access to Information.

        (a) In order to facilitate the resolution of any claims made against or incurred by HHHI prior to the Closing, for a period of no less than four years after the Closing, the Purchaser shall (i) retain the books and records of HHHI which are transferred to the Purchaser pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of HHHI, and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of HHHI reasonable access (including the right to make photocopies at HHHI's expense), during normal business hours, to such books and records.

        (b) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser after the Closing or for any other reasonable purpose, for a period of no less than four years following the Closing, HHHI shall (i) retain all books and records of HHHI which are not transferred to the Purchaser pursuant to this Agreement and which relate to either HHHI or its operations or the Business for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser, and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access (including the right to make photocopies at the expense of the Purchaser), during normal business hours, to such books and records.

        SECTION 5.02 Confidentiality. HHHI covenants and agrees to, and will cause its Affiliates, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer lists, raw materials, supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques and any other confidential information with respect to the Business of HHHI; (ii) in the event that HHHI or any such Affiliate, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy or waive compliance with this Section 5.02; and (iii) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Purchaser any and afl copies (in whatever form or medium) of all such confidential information then in the possession of HHHI or its Affiliates, officers and directors and destroy any and all additional copies then in the possession of HHHI or its Affiliates, officers and directors of such information and of analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by HHHI or its Affiliates, officers or directors. HHHI agrees and acknowledges that remedies at Law for any breach of their obligations under this Section 5.02 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages.

        SECTION 5.03 Excluded Liabilities. HHHI covenants and agrees that they shall pay and discharge the Excluded Liabilities as and when the same become due and payable, and that Purchaser has no liability responsibility for these Excluded Liabilities.

        SECTION 5.04 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate and make effective the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, HHHI shall use its best efforts and the Purchaser shall cooperate in good faith to obtain any Non-Material Consents not obtained as of the Closing as soon as possible after the Closing. HHHI shall not assign at the Closing any agreement, lease, license, permit, authorization or other right included in the Assets if an attempted assignment thereof without a Consent would constitute a breach thereof or would be ineffective, but shall hold the same for the use and benefit of the Purchaser and, in that connection, shall consult with the Purchaser and take such actions as are requested by the Purchaser so that the benefits thereof accrue to the Purchaser as of the Closing Date, and shall assign the same to the Purchaser when the Consent is received. The Purchaser agrees to execute and deliver such documents and instruments as may be reasonably required to obtain a Non-Material Consent post-Closing and further agrees to deliver any information reasonably requested concerning the Purchaser or its financial condition to obtain such Non-Material Consents.

        SECTION 5.05 Survival of HHHI; Insurance. HHHI agrees that it shall retain its corporate existence in good standing and not voluntarily or involuntarily dissolve until no earlier than 60 days after the Closing Date.
At all times after the Closing and prior to dissolution, HHHI shall maintain adequate insurance to cover any Liabilities it may be subject to on account of or arising out of its remaining operations, and shall provide to the Purchaser at the Closing and thereafter from time to time at the Purchaser's request certificate(s) of insurance evidencing the insurance coverage described in this sentence. In furtherance of the covenants set forth in this Section 5.05, HHHI agrees to continue in force at the existing limits until dissolution the following insurance policies more particularly described in Section 3.25 of the Disclosure Schedule: the Employee Group Health Insurance Plans between HHHI and Blue Cross and Blue Shield of South Carolina, the Companion Life Insurance Company group life insurance contract for HHHI employees, the Royal Indemnity/Zurich Re Property and Casualty Policy (policy number 941201020), the St. Paul Insurance Company Package, Auto and Umbrella Policy (policy number FK06803241), Unisum Insurance Company flood insurance (policy numbers FLC9820900, FLC9820340, FLC9820339), Companion Insurance Company, worker's compensation coverage, (policy number WC103180010), North River Insurance Liquor Bond (policy number 6101915841), Aetna C&S Computer Policy (policy number 25IZ2Y553226), and National Union Fire Insurance Company of Pittsburgh, Pa. Professional Liability Insurance Policy (policy number PSY-3676043).

        SECTION 5.06 Name Change. On the Closing Date, HHHI shall file with the South Carolina Secretary of State and with appropriate Governmental Authorities in other states where HHHI is qualified to transact business as a foreign corporation such documents as may be necessary or required and shall take such additional action as may be necessary or required to change HHHI's name to a corporate name not including the words "Hilton Head Health Institute." HHHI and the Millers understand and acknowledge that, after closing, it is the Purchaser's intention to operate the Business as an on-going concern doing business as the "Hilton Head Health Institute."

                                  ARTICLE VI

                                 TAX MATTERS

        SECTION 6.01 Cooperation and Exchange of Information. Upon the terms set forth in Section 5.01, HHHI, the Millers and the Purchaser will provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax return, amended Tax return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase all or a part of the Business from the Purchaser. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. At the Purchaser's expense, HHHI shall make their independent accountants available on a basis mutually convenient to the parties to provide explanations of any documents or information provided hereunder to the Purchaser. HHHI, the Millers and the Purchaser shall retain all Tax returns, schedules and work papers, records and other documents in its possession relating to Tax matters of HHHI or the Business for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax returns and other documents relate, considering any extensions for the respective Tax periods, or (ii) six years following the due date (with any extension) for such Tax returns. Any information obtained under this Section 6.01 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax returns or claims for refund or in conducting an audit or other proceeding.

        SECTION 6.03  Miscellaneous.

        (a) As provided in Section 2.02(b) hereof, Taxes of HHHI and their respective Affiliates are Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained in Section 3.24 shall terminate at the close of business on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

        (b) From and after the date of this Agreement, neither HHHI nor the Millers shall, without the prior written consent of the Purchaser (which may, in its sole and absolute discretion, withhold such consent), make, or cause or permit to be made, any Tax election that would affect the Business.

        (c) HHHI shall use its best efforts to cause any "10% owner" (as defined in Section 1060(e) of the Code) to cooperate with the Purchaser in complying with any reporting obligations under Section 1060(e) of the Code.

                                 ARTICLE VII

                               INDEMNIFICATION

        SECTION 7.01 Survival of Representations and Warranties. All representations and warranties of the Sellers and the Purchaser, and its Parent, contained herein or made pursuant hereto shall survive the Closing; provided, however, each party shall not be entitled to seek indemnification from the other party after the last day of February, 2000.

        SECTION 7.02 Indemnification by the Sellers. Subject to the provisions of this Article VII, each Seller shall severally indemnify, defend and hold harmless the Purchaser, any parent, subsidiary or affiliate of the Purchaser, and its parent, and any director, officer, employee, agent or advisor of any of them, or any of their respective successors or assigns ("Purchaser Indemnified Party"), from and against any and all liabilities, losses, damages, claims, costs and expense, interest, awards, judgments, and penalties (including, without limitation, attorney's fees and expenses) ("Loss") asserted against, resulting to, imposed upon or incurred by any Purchaser Indemnified Party, directly or indirectly, by reason of or resulting from:

        a) The material breach of or any material inaccuracy in any of the representations and warranties of the Sellers contained in or made pursuant to any section of this Agreement, or the Ancillary Agreements (except for the Covenant Not to Compete and the Employment Agreement), or any facts and circumstances constituting such a material breach or material inaccuracy; and

        b) The material breach or non-performance of any covenant or agreement of the Sellers contained in or made pursuant to this Agreement, or the Ancillary Agreements (except for the Covenant Not to Compete and the Employment Agreement), or any facts or circumstances constituting such a material breach or non-performance.

        SECTION 7.03 Indemnification by the Purchaser, and its Parent. Subject to the provisions of this Article VII, the Purchaser, and its Parent, shall indemnify, defend and hold harmless the Sellers, any parent, subsidiary or affiliate of the Sellers, and any director, officer, employee, agent or advisor of any of them or any of their respective heirs, successors or assigns ("Seller Indemnified Party"), from and against any and all losses asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of or resulting from:

        a) the material breach of or any material inaccuracy in any of the representations and warranties of the Purchaser, and its Parent, contained in or made pursuant to this Agreement, or the Ancillary Agreements (except for the Covenant Not to Compete and the Employment Agreement), or any facts or circumstances constituting such material breach or material inaccuracy; and

        b) the material breach or non-performance of any agreement of the Purchaser, and its Parent, contained in or made pursuant to this Agreement, or the Ancillary Agreements (except for the Covenant Not to Compete and the Employment Agreement), or any facts or circumstances constituting such material breach or non-performance.

        SECTION 7.04  Indemnification Procedures.

        a) If any legal proceeding shall be threatened or instituted, or any claim or demand shall be asserted by any Purchaser Indemnified Party or Seller Indemnified Party in respect of which indemnification may be sought under the provisions of this Agreement, or the Ancillary Agreement (except for the Covenant Not to Compete and the Employment Agreement), the Party seeking indemnification ("Claiming Party"), shall promptly cause written notice of the assertion of any such claims, demands or proceedings of which it has knowledge to be forwarded to the party to whom it is claiming indemnification ("indemnitor"). Such notice shall contain a reference to the provisions hereof or of such other agreement, instrument or certificate delivered pursuant hereto, in respect of which such claim is being made, and shall specify, in reasonable detail, the amount of such loss if determinable at such time. The Claiming Party's failure to give the Indemnitor prompt notice shall not preclude the Claiming Party from seeking indemnification from the Indemnitor unless the Claiming Party's failure has materially prejudiced the Indemnitor's ability to defend the claim, demand, or proceeding.

        b) Third Party Claims. If the Claiming Party seeks indemnification from the Indemnitor as a result of a claim or demand being made by a third party ("Third Party Claim"), the Indemnitor shall have the right to promptly assume the control of the defense of such Third Party Claim, including, at its own expense, employment by it of counsel reasonably satisfactory to the Claiming Party. The Claiming Party may, in its sole discretion and its sole expense, employ counsel to represent it in the defense of the Third Party Claim, and in such event counsel for the Indemnitor shall cooperate with counsel for the Claiming party in such defense, provided that the Indemnitor shall have direct and control the defense of such Third Party Claim or proceeding. Except with the written consent of the Claiming Party, the Indemnitor shall not consent to the entry of any judgment or enter into any settlement of such Third Party Claim which (i) does not include an unconditional term thereof for release of the Claiming Party from all liability in respect of such Third Party Claim and (ii) result in the imposition on the Claiming Party of any remedy other than money damages; provided, however, that the Claiming Party shall not unreasonably withhold or delay its consent to the

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entry of any judgment or any settlement of a Third Party Claim. If the
Indemnitor elects not to exercise its right to assume the defense of the Third Party Claim, or if the injunctive relief is sought which would have an adverse effect on the Claiming Party, the Claiming Party may, but shall have no obligation, to, defend against such Third Party Claim or legal proceeding in such a manner as it may deem appropriate, and the Claiming Party may compromise or settle such Third Party Claim and proceeding without the Indemnitor's consent so long as the Claiming Party acts in a reasonable manner (without regard to the Claiming Party's indemnification rights hereunder).

        c) Payment. After any final judgment or award shall have been rendered by a court, arbitration board or administration agency of competent jurisdiction in a time in which to appeal therefrom shall have expired, or a settlement shall have been consummated, or the Claiming Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Claiming Parties shall forward to the Indemnitor written notice of any sums due and owing by it with respect to such matters (in accordance with Section 8.02) and the Indemnitor shall pay all of the sums so owing to the Claiming Party.

        SECTION 7.05. Limitation on Seller's and Purchaser's Indemnification. Notwithstanding the obligation of the parties to indemnify each other under this Article VII, the obligation of the parties to indemnify each other shall be limited to the Purchase Price, as long as the Sellers receive in cash or cash equivalent those sums and the Purchaser receives the benefit of its bargain.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

        SECTION 8.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees, disbursements and commissions of financial advisors, counsel, accountants, and other third parties incurred by HHHI or the Millers in connection with this Agreement, and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by HHHI. All costs and expenses, including, without limitation, fees, disbursements and commissions of financial advisors, counsel, accountants and other third parties incurred by the Purchaser in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Purchaser.

        SECTION 8.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

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
      (a)  if to HHHI:                   with a copy to:

                                         Mr. Cary Griffin
           Hilton Head, SC 29938         Bethea, Jordan & Griffin, P.A.
           14 Valencia Road              23-B Shelter Cove Ln., Suite 400
           Attention: Dr. Peter Miller   Hilton Head Island, SC 29938-0003

      (b)  if to the Millers:            with a copy to:

                                         Mr. Cary Griffin
               35 Baynard Cover Road     Bethea, Jordan & Griffin, P.A.
               Hilton Head, SC 29928     23-B Shelter Cove Ln., Suite 400
                                         Hilton Head Island, SC 29938-0003

      (c)  if to the Purchaser:

               The NextHealth Institute, Inc.
               16600 N. Lago Del Oro Parkway
               Tucson, AZ 85739

               with a copy to:

               Hecker, Phillips & Zeeb
               Rockwell Building
               405 West Franklin Street
               Tucson, Arizona 85701
               Telecopy: (602) 620-0405
               Attention: Lawrence M. Hecker, Esq.

        SECTION 8.03 Public Announcements. The parties to this Agreement shall keep the existence and terms of this Agreement confidential, except to the extent that disclosure is required by applicable laws or the parties consent in writing otherwise. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

        SECTION 8.04 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 8.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated to the greatest extent possible.

        SECTION 8.06 Entire Agreement. This Agreement and the other agreements, documents and instruments referenced herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, by and among HHHI, the Millers and the Purchaser with respect to the subject matter hereof and thereof.

        SECTION 8.07 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of Seller and the Purchaser). Notwithstanding any other term or provision of this Agreement, this Agreement, and the benefits associated herewith, may be assigned by any probate estate or trust which is a party to this Agreement to the beneficiaries of any such probate estate or the distributees of any such trust.

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        SECTION 8.08  No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of HHHI, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

        SECTION 8.09 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, HHHI, the Millers and the Purchaser.

        SECTION 8.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina applicable to contracts executed in and to be performed entirely within that state.

        SECTION 8.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 8.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement that relates to the acquisition of the Miller's Real Property and the financing thereof was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity without the necessity of demonstrating the inadequacy of monetary damages.

        SECTION 8.13 Enforcement. Any other controversy which shall arise between the parties regarding the rights, duties or liabilities or either party hereunder shall be settled by binding arbitration pursuant to the rules of the American Arbitration Association, and judgement upon the award shall be entered in accordance with the South Carolina Uniform Arbitration Act. The parties agree (subject to the consent of the American Arbitration Association) that such arbitration shall be processed pursuant to the American Arbitration Association "expedited procedure" notwithstanding that the amount of controversy may exceed the limits set forth for such procedure.

        If any action, including arbitration, shall be brought by either party to recover any sums hereunder, or for or on account of any breach, or to enforce or interpret any of the covenants, terms or conditions of this agreement, the prevailing parties shall be entitled to recover costs and expenses, including reasonable attorneys fees.

        If an arbitration proceeding is brought by any party to this agreement, a request shall be made to the parties to the arbitrator that in the event a prevailing party is not determined by the outcome of the act, the arbitrator shall make a final determination concerning payment of all costs and expenses (including reasonable attorneys fees) by one or both parties, as the arbitrator deems appropriate based on the facts and circumstances of the case.

        IN WITNESS OF, HHHI, the Millers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


HILTON HEAD HEALTH INSTITUTE, INC.

By:/S/SIGNATURE
Name: Peter M. Miller, Ph.D.
Its: President

THE MILLERS:

By:/S/SIGNATURE
Peter M. Miller, Ph.D.

/S/SIGNATURE
Gabrielle L. Miller

THE NEXTHEALTH INSTITUTE, INC.:

By:/S/SIGNATURE
Name: Wayne M. Morrison
Its: Chief Financial Officer

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